Exhibit 23


               Consent of Independent Certified Public Accountants


The Board of Directors
TCF Financial Corporation:



We consent to incorporation by reference of our report dated January 17, 2001, relating to the consolidated statements of financial condition of TCF Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Form 10-K of TCF Financial Corporation, in the following Registration Statements of TCF Financial Corporation: Nos. 33-43030, 33-14203, 33-22375, 33-40403, 33-53986, and 33-63767 on Form S-8 and No.
333-36500 on Form S-3. Our report refers to a change in the method of accounting for stock-based compensation.



                                                  KPMG LLP


Minneapolis, Minnesota
March 26, 2001